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                                                                  Exhibit 10.8


                           PROFESSIONAL SERVICES AGREEMENT


THIS AGREEMENT is made as of the (the "Effective Date") between TRANSFORMATION PROCESSING INC., a corporation whose head office is situated in Mississauga, Ontario ("TPI") and ("Customer").

BACKGROUND:

A. Customer has a requirement for certain computer-related services as more particularly set out in the Statement of Services (the "Services").

B. TPI is a company which provides computer-related services including the Services.

C. This Agreement sets out the terms and conditions upon which Customer will obtain, and TPI will provide, the Services.


NOW THEREFORE, in consideration of the foregoing background and other good and valuable consideration which each party hereto acknowledges receiving, Customer and TPI agree as follows:

1.   PROVISION OF SERVICES.   Customer hereby engages TPI to provide, and TPI in
consideration of the amounts to be paid to it hereunder agrees to provide, the Services in accordance with the terms of this Agreement. It is contemplated that Customer's requirement for Services will evolve during the term of this Agreement. TPI and Customer may enter into addenda to this Agreement in the form set out from time to time to reflect changes to the Services.

2. MANAGEMENT AND REPORTING. The parties each agree to designate an individual from their respective companies with adequate authority and full technical competence to deal with matters relating to the performance of this Agreement (each, being a "Project Manager"). Specifically, the Project Managers will, on behalf of their respective parties, in accordance with the spirit of this Agreement, use reasonable efforts to co-ordinate the performance of their respective obligations pursuant to this Agreement.

3. CUSTOMER RESPONSIBILITIES. Customer shall make available, at no cost to TPI, such resources as may be set out in the Services in the form set out and attached to this Agreement.

4. FEES. The fees and the manner of payment for the provision of the Services is detailed the Services attached.

5. OWNERSHIP OF INTELLECTUAL PROPERTY. Customer acknowledges that TPI and/or TPI's licensor, as applicable, are the owners of all intellectual property rights in any software tools, related written materials, logos, names and other support materials provided pursuant to this Agreement. Subject to Services, Customer expressly acknowledges that all intellectual property rights resulting from TPI's performance under this Agreement shall be the property of TPI and Customer agrees to sign, and to cause its employees to sign, such documentation as requested by TPI to confirm such ownership.

6. LIMITATION OF LIABILITY. The limitation of liability provisions of this Agreement reflect an informed voluntary allocation of the risks (known and unknown) that may exist in connection with the provision and performance of the Services hereunder by TPI and Customer acknowledges that such voluntary risk allocation represents a material part of the agreement reached between TPI and Customer. Should TPI be in breach of any obligation, Customer agrees that Customer's remedies will be limited to those set forth in this Agreement. No action, regardless of form, arising out of this Agreement may be brought by Customer more than 12 months after


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the facts giving rise to the cause of action have occurred, regardless of whether those facts by that time are known to, or reasonably ought to have been discovered by, Customer.

(a) DIRECT DAMAGES ONLY. Subject to the restrictions in this Section 6 and subject to Customer's election, if so entitled in law, to rescind or be discharged from this Agreement, in the event of any breach by TPI of its obligations under this Agreement, including any breach of a fundamental term or a fundamental breach, Customer's exclusive remedy shall be to receive from TPI payment for actual and direct damages to a maximum amount equal to the amount paid hereunder by Customer to TPI in the three (3) months' prior to the time that the applicable cause of action arose; less the amount of any damages already paid or to which Customer is or may be entitled by reason of any claim arising out of a breach (including fundamental breach) by TPI of this Agreement, or otherwise, whether based in contract, tort (including negligence), or otherwise.

(b) NO INDIRECT DAMAGES, ETC. IN NO EVENT, WHETHER BASED IN CONTRACT, TORT OR OTHERWISE, SHALL TPI BE LIABLE FOR ANY CLAIM FOR: (A) PUNITIVE, EXEMPLARY, OR AGGRAVATED DAMAGES; (B) DAMAGES FOR LOSS OF PROFITS OR REVENUE, FAILURE TO REALIZE EXPECTED SAVINGS, BUSINESS INTERRUPTION, OR LOSS OF USE OR LACK OF AVAILABILITY OF CUSTOMER FACILITIES, INCLUDING ITS COMPUTER RESOURCES AND ANY STORED DATA; (C) INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES; OR (D) CONTRIBUTION OR INDEMNITY IN RESPECT OF ANY CLAIMS AGAINST CUSTOMER.

7. NO WARRANTY. Subject to the Services, all deliverables including Services provided by TPI are provided "as is" without any representation, warranty or condition of any kind, including but not limited to the implied warranties or conditions of merchantability, fitness for a particular purpose, non-infringement of third party rights, and those arising by statute or otherwise in law or from a course of dealing or usage of trade. The entire risk as to the quality and performance of the deliverables provided hereunder.
Should any deliverable prove defective, Customer (and not TPI nor any authorized representative of TPI) assumes the entire cost of all necessary servicing, repair or correction. Customer expressly acknowledges that neither TPI nor its respective employees, agents and independent contractors have provided any warranty or made any representation of any kind and have NOT represented or warranted that the deliverables shall be sufficient or appropriate to allow Customer to meet its specific needs. TPI does not warrant that your use of any software provided hereunder will be uninterrupted or that the operation of any software provided will be error-free or secure.

8. CONFIDENTIALITY. Each of TPI and Customer shall use reasonable efforts (and, in any event, that are no less than the efforts used to protect its own Confidential Information) to protect from disclosure such information that is the Confidential Information of the other. Each of TPI and Customer shall divulge such Confidential Information only to its employees or agents who require access to it for the purposes of this letter agreement or as otherwise provided in this letter agreement. "Confidential Information" means all data and information relating to the business and management of either party, including proprietary and trade secrets, and technology to which access is obtained hereunder by the other party, provided, however, that Confidential Information shall not include any data or information which: (i) is or becomes publicly available through no fault of the other party; (ii) is already in the rightful possession of the other party prior to its receipt from the other party; (iii) is independently developed by the other party; (iv) is rightfully obtained by the other party from a third party; (v) is disclosed with the written consent of the party whose information it is; or (vi) is disclosed pursuant to court order or other legal compulsion. Each party acknowledges and agrees with the other party that the breach by it of this Section 8 would cause serious and irreparable harm to the other party and which could not adequately be compensated for in damages and in the event of a breach by a party of any of such provisions, such party hereby consents to an injunction being issued against it restraining it from any further breach of such provision, but such action shall not be construed so as to be in derogation of any other remedy which the other party may have in the event of such a breach.

9.   TERMINATION.

(a) Either party shall have the right on notice to the other party to terminate this Agreement if:


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     (i)    the other party should fail to pay an amount to the other when due hereunder and such breach is not cured within thirty (30) days after written notice of such is given to it by the other party;

     (ii) the other party shall file a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law (and such is not dismissed within ten (10) days);

     (iii) the other party shall consent to involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act or the comparable law of any other jurisdiction (and such is not dismissed within ten (10) days);

     (iv) there shall be entered an order, judgment or decree by a court of competent jurisdiction, upon the application of a creditor, approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of the other party's assets and such order, judgment or decree continues in effect for a period of thirty (30) consecutive days; provided, however, that such order, judgment or decree may remain in effect for longer than such thirty (30) days, if the other party is diligently appealing such order, judgment or decree; or

     (v) the other party shall fail to perform any of the other material obligations set forth in this Agreement and such default in the case of a default which is remediable continues for a period of thirty
            (30) days after written notice of such failure has been given by the non-defaulting party.

(b) Notwithstanding Section 9(a), TPI may forthwith terminate this Agreement if Customer is in breach of any of Sections 3, 5 and 8 of this Agreement. TPI shall provide written notice of such termination as soon as practicable but written notice shall not be a necessary prerequisite to such termination.

(c) Upon the termination of this Agreement, without prejudice to any other rights which the parties may have:

     (i) each party shall immediately deliver to the other any of the other's Confidential Information provided hereunder (including the TPI's software tools and any modifications or improvements thereto to TPI) then in its possession or control, if any, and shall deliver a corresponding officer's certificate;

     (ii) each party shall refrain from further use of such Confidential Information and Customer shall promptly sign such documentation deemed necessary by TPI for the purpose of confirming the ownership of its software tools and the intellectual property rights therein (including any modifications or improvements thereto); and

     (iii) Each party shall forthwith pay all sums owing to the other hereunder.

10. SURVIVAL. The provisions of Sections 3, 4, 5, 6, 7, 8 and 9(c), and Sections 10 to 17 shall survive the termination of this Agreement.

11. NON-SOLICITATION OF EMPLOYEES. During the term of this Agreement and for a period of one (1) year thereafter, each of TPI and Customer agrees not to hire or allow its respective affiliates to hire:

(a)  any employee of the other party; or

(b)  any person who was an employee of the other party during the previous six
     (6) months, who was directly involved in the provision of deliverables or any of the related services provided hereunder unless otherwise mutually agreed to by the parties.

12. APPLICABLE LAW. This Agreement shall be interpreted, construed, and governed by and in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (other than any conflict of law rules that would result in the choice of laws of another jurisdiction) and shall be treated, in all respects, as an


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Ontario contract.  The parties agree to submit to the non-exclusive jurisdiction of the courts of Ontario. Customer has required that this Agreement and all documents relating thereto be drawn-up in English. Les parties ont demande que cette convention ainsi que tous les documents qui s'y rattachent soient rediges en anglais. The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

13. ENTIRE AGREEMENT. This Agreement and the Statement of Services attached constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, oral or written, between the parties.

14. FORCE MAJEURE. Dates and times by which TPI is required to render performance under this Agreement shall be automatically postponed to the extent and for the period that TPI is prevented from meeting them by reason of any cause beyond its reasonable control, provided TPI notifies Customer of the commencement and nature of such cause and uses its reasonable efforts to render performance in a timely manner.

15. ASSIGNMENT, ETC. TPI may assign this Agreement, or any of its rights or obligations hereunder, in whole or in part, subject to providing prior written notice to Customer. Customer may assign this Agreement, or any of its rights or obligations hereunder, in whole or in part, with the prior written consent of TPI. This Agreement shall enure to the benefit of and be binding upon each of Customer and TPI and their respective successors and permitted assigns.

16. MISCELLANEOUS. In the event that one or more of the provisions is found to be illegal or unenforceable, this Agreement shall not be rendered inoperative but the remaining provisions shall continue in full force and effect. Except as otherwise provided herein, no term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

17. NOTICE. Any notice or other communication (a "Notice") required or permitted to be given, provided or made hereunder shall be in writing and shall be well and sufficiently given or made if either delivered in person; or sent by any electronic means of sending messages, including facsimile transmission which produces a permanent paper record (an "Electronic Transmission"), charges prepaid and confirmed by prepaid first class mail:


With Notice to TPI at:                       With Notice to Customer at:

2121 Argentia Road, Suite 200
Mississauga, Ontario
L5N 2X4

Telephone No.  (905) 812-7907                Telephone No.
Telecopier No. (905) 812-7920                Telecopier No.

Attention:  Douglas Woolridge                Attention:
            President & COO


Any Notice given or made in accordance with the above shall be deemed to have been given or made and to have been received:

(i)  on the Business Day following delivery, if delivered as aforesaid; and


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(ii) on the day of sending if sent by Electronic Transmission during normal
     Business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof.

Either Party may from time to time change its address to another address for notice by giving Notice to the other Party in accordance with the provisions of this Section. "Business Day" means any day from Monday to Friday inclusive, except statutory or civic holidays observed in Ontario Canada.


     IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                                   TRANSFORMATION PROCESSING INC.

                                   By: /s/ Douglas Woolridge
                                      ------------------------------------------
                                      DOUGLAS WOOLRIDGE, PRESIDENT & COO

                                   COMPANY NAME

                                   By: /s/
                                      ------------------------------------------
                                      CONSIGNEE'S NAME/TITLE